Exhibit 99.1

FOR IMMEDIATE RELEASE
August 3, 2015

CONTACT:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME OF $0.32 PER SHARE
Bethesda, MD - August 3, 2015 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $3.2 million, or $0.32 per share, for the quarter ended June 30, 2015. The increase in net assets resulting from operations for the quarter ended June 30, 2015 was $3.2 million, or $0.32 per share. Net asset value (“NAV”) was $145.4 million, or $14.54 per share, as of June 30, 2015.
SECOND QUARTER 2015 FINANCIAL HIGHLIGHTS

•	$3.2 million, or $0.32 per share, of net investment income

◦	Increased $0.01 per share from Q1 2015 net investment income of $0.31 per share

•	$3.2 million, or $0.32 per share, increase in net assets resulting from operations

◦	Decreased $0.06 per share from $0.38 per share in Q1 2015

•	$0.097 per share monthly dividend which equates to $0.291 per quarter

◦	Annualized 8.0% yield on the June 30, 2015 NAV

◦	Annualized 9.2% yield on the June 30, 2015 closing market price per share of $12.65

•	$145.4 million, or $14.54 per share, NAV as of June 30, 2015

◦	$0.03 per share increase from March 31, 2015 NAV of $14.51 per share

•	$272 million investment portfolio at fair value as of June 30, 2015

◦	70%, or $190 million, in first lien floating rate loans

◦	10%, or $28 million, in second lien floating rate loans

◦	20%, or $54 million, of equity in collateralized loan obligations (“CLOs”)

•	7.19% portfolio yield at cost as of June 30, 2015

◦	13 basis point increase from 7.06% as of March 31, 2015

•	2.40% weighted average cost of funding as of June 30, 2015

•	0.85x debt to equity ratio as of June 30, 2015

◦	Decreased 0.03x from 0.88x as of March 31, 2015

"We are pleased with our portfolio’s performance in the second quarter," said Mark Pelletier, President and Chief Investment Officer. "Despite pockets of volatility during the quarter, the loan portfolio continued to perform well and credit remained stable with no investments on non-accrual. In addition, the CLO portfolio continued to perform well as cash flows came in stronger than forecast. Overall, we believe the portfolio is well positioned for the future."
Malon Wilkus, Chair and Chief Executive Officer, commented, "We are happy with the Company's strong performance this quarter. In conjunction with the release of earnings today, we declared the next three months' dividends, which aggregate to $0.291 per share. Our current annualized dividend represents an 8.0% yield on NAV and a 9.2% yield on our June 30, 2015 closing share price."

American Capital Senior Floating, Ltd.
August 3, 2015

PORTFOLIO AND INVESTMENT ACTIVITY
As of June 30, 2015, the fair market value of ACSF’s portfolio totaled $272 million and was comprised of $190 million (or 70%) of first lien floating rate loans, $28 million (or 10%) of second lien floating rate loans (collectively, the “Loan Portfolio”) and $54 million (or 20%) of CLO equity (the "CLO Portfolio" and, together with the Loan Portfolio, the "Portfolio"). The Portfolio had a weighted average yield (at cost) of 7.19% as of June 30, 2015. The weighted average yield on the Portfolio increased 13 basis points from 7.06% as of March 31, 2015, primarily due to yields on our CLO Portfolio which increased 67 basis points to 14.69% as of June 30, 2015. The increased yield on the CLO Portfolio, which was due to stronger than expected cash flows, was partially offset by a reduction to the yield on the Loan Portfolio of 12 basis points primarily due to loan repricings and tighter new issue spreads during the quarter.
The Portfolio was actively managed during the quarter with $38.9 million of investment purchases and $41.1 million of sales and repayments. The following table depicts the Portfolio activity by investment type for the quarter ended June 30, 2015:

	Three Months Ended June 30, 2015
	First Lien		Second Lien		CLO Equity		Total
$ in millions	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)
March 31, 2015 - Fair Value	$192.7	5.0%	$29.1	7.8%	$50.8	14.0%	$272.6	7.1%
Purchases	34.7	4.7%	—	n/a	4.2	16.9%	38.9	5.8%
Sales	(19.2)	(5.0)%	(0.5)	(8.2)%	—	n/a	(19.7)	(5.1)%
Repayments (1)	(17.2)	(5.8)%	(0.9)	(8.3)%	(3.3)	(14.0)%	(21.4)	(7.2)%
Other (2)	(0.6)	n/a	0.2	n/a	2.2	n/a	1.8	n/a
June 30, 2015 - Fair Value	$190.4	4.9%	$27.9	7.8%	$53.9	14.7%	$272.2	7.2%

(1)	CLO equity repayments reflect the amount of cash distributions received during the three months ended June 30, 2015.

(2)
Other includes net unrealized appreciation / (depreciation), net realized gains / (losses), amortization of discount/premium on the Loan Portfolio and income recognized on the CLOs using the effective interest method during the three months ended June 30, 2015.

RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $3.2 million, or $0.32 per share, for the three months ended June 30, 2015. Gross investment income was $4.9 million for the quarter, with $3.0 million, or 62%, generated from the Loan Portfolio and $1.9 million, or 38%, generated from the CLO Portfolio. The average yield on the Loan Portfolio, CLO Portfolio and the Portfolio during the three months ended June 30, 2015 was 5.35%, 14.14% and 7.06%, respectively. Net expenses totaled $1.7 million for the three months ended June 30, 2015, with interest and other debt related costs of $0.8 million, management fees of $0.6 million and $0.3 million of other net expenses.
Net Realized and Unrealized Gain / (Loss) From Investments
Net losses from investments for the three months ended June 30, 2015 totaled $(0.1) million and were comprised of $(0.2) million of net unrealized depreciation on the Portfolio and $0.1 million of net realized gains. The net unrealized depreciation was primarily the result of $(0.6) million of unrealized depreciation from one first lien investment, which was partially offset by net appreciation of $0.4 million from the remainder of the Portfolio. Exclusive of this one investment, the Loan Portfolio contributed $0.1 million of net unrealized appreciation during the quarter, which was consistent with the relative stability of loan prices in the market. The CLO Portfolio contributed $0.3 million of net unrealized appreciation during the quarter as a result of strong cash flows and actual defaults below forecasted default rates. Sales and repayments of investments during the three months ended June 30, 2015 totaled $41.1 million, resulting in net realized gains of $0.1 million.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2015, ACSF had $123.8 million outstanding on its $140.0 million credit facility, resulting in a debt to equity ratio of 0.85x. As of June 30, 2015, ACSF had $18.7 million of available liquidity consisting of $2.5 million of cash and cash equivalents and $16.2 million of available capacity on its credit facility.

American Capital Senior Floating, Ltd.
August 3, 2015

DIVIDENDS
On August 3, 2015, the Company announced the declaration of monthly dividends of $0.097 per share for each of August, September and October 2015. This dividend rate represents an 8.0% annualized yield on the June 30, 2015 NAV of $14.54 and a 9.2% annualized yield on the June 30, 2015 closing market price per share of $12.65. The monthly cash dividends will be paid to common stockholders of record as set forth in the table below:

	Dividend per Share	Record Date	Ex-Dividend Date	Payment Date
August 2015	$0.097	August 21, 2015	August 19, 2015	September 2, 2015
September 2015	$0.097	September 22, 2015	September 18, 2015	October 2, 2015
October 2015	$0.097	October 23, 2015	October 21, 2015	November 3, 2015
Since its January 2014 IPO, the Company has declared a total of $20.0 million in dividends, or $1.999 per share.
ACSF's Board of Directors considers estimated taxable income, GAAP income and economic performance when determining dividends. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments. We currently expect dividends for 2015 to be from ordinary taxable income. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year. For additional detail, please visit the Company's website at www.ACSF.com.

American Capital Senior Floating, Ltd.
August 3, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014	September 30, 2014 (unaudited)	June 30, 2014 (unaudited)
Assets
Investments, fair value	$272,191	$272,560	$276,370	$293,888	$287,533
Cash and cash equivalents	2,458	2,161	1,757	5,254	3,877
Receivable for investments sold	3,812	13,932	2,983	5,453	5
Deferred financing costs	184	281	378	477	577
Interest receivable	560	565	704	522	629
Prepaid expenses and other assets	244	351	121	167	369
Receivable from affiliate	227	245	164	283	264
Total assets	$279,676	$290,095	$282,477	$306,044	$293,254

Liabilities
Credit facility payable	$123,800	$127,800	$130,000	$135,000	$128,000
Payable for investments purchased	8,400	13,138	4,226	18,403	9,888
Dividends payable	970	2,900	2,900	2,800	2,800
Management fee payable	563	578	577	609	574
Interest payable	76	78	80	85	72
Taxes payable	140	70	80	10	30
Payable to affiliate	183	184	212	228	247
Other liabilities and accrued expenses	181	221	167	369	454
Total liabilities	134,313	144,969	138,242	157,504	142,065

Net Assets
Common stock, par value $0.01 per share. 10,000,100 issued and outstanding, 300,000,000 authorized	100	100	100	100	100
Paid-in capital in excess of par	151,131	151,131	151,131	149,610	149,705
Undistributed net investment income	602	293	133	593	500
Accumulated net realized (loss) / gain from investments	(981)	(1,059)	(1,366)	(66)	45
Net unrealized (depreciation) / appreciation on investments	(5,489)	(5,339)	(5,763)	(1,697)	839
Total net assets	145,363	145,126	144,235	148,540	151,189
Total liabilities and net assets	$279,676	$290,095	$282,477	$306,044	$293,254

Net asset value per share	$14.54	$14.51	$14.42	$14.85	$15.12

American Capital Senior Floating, Ltd.
August 3, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended
	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014 (unaudited)	September 30, 2014 (unaudited)	June 30, 2014 (unaudited)
Investment income:
Interest	$4,880	$4,741	$4,832	$4,554	$4,590
Total investment income	4,880	4,741	4,832	4,554	4,590
Expenses:
Interest and other debt related costs	758	755	790	789	781
Management fee	563	578	577	609	574
Other operating expenses	510	523	447	566	542
Total expenses	1,831	1,856	1,814	1,964	1,897
Expense waiver	(227)	(245)	(164)	(283)	(264)
Net expenses	1,604	1,611	1,650	1,681	1,633
Net investment income before taxes	3,276	3,130	3,182	2,873	2,957
Income tax (provision) / benefit	(57)	(70)	(70)	20	(30)
Net investment income	3,219	3,060	3,112	2,893	2,927
Net realized and unrealized (loss) / gain on investments:
Net realized gain / (loss) on investments	78	307	(45)	(29)	115
Net unrealized (depreciation) / appreciation on investments	(150)	424	(4,493)	(2,618)	(193)
Income tax benefit	11	—	—	—	—
Net realized and unrealized (loss) / gain on investments	(61)	731	(4,538)	(2,647)	(78)
Net increase (decrease) in net assets resulting from operations ("Earnings")	$3,158	$3,791	$(1,426)	$246	$2,849

Net investment income per share	$0.32	$0.31	$0.31	$0.29	$0.29
Earnings (loss) per share	$0.32	$0.38	$(0.14)	$0.02	$0.28
Dividends per share	$0.29	$0.29	$0.29	$0.28	$0.28
Weighted average shares outstanding	10,000	10,000	10,000	10,000	10,000

American Capital Senior Floating, Ltd.
August 3, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of June 30, 2015 (unaudited)	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)	As of June 30, 2014 (unaudited)

Investment Portfolio at FMV
First Lien Floating Rate Loans	$190,427	$192,728	$194,952	$211,526	$204,396
Second Lien Floating Rate Loans	27,914	29,079	29,841	31,977	35,404
Total Senior Floating Rate Loans	218,341	221,807	224,793	243,503	239,800
CLO Equity	53,850	50,753	51,577	50,385	47,733
Total Investment Portfolio at FMV	$272,191	$272,560	$276,370	$293,888	$287,533

Investment Portfolio at Cost
First Lien Floating Rate Loans	$192,480	$194,099	$198,028	$212,369	$203,526
Second Lien Floating Rate Loans	28,681	30,089	30,842	32,208	34,951
Total Senior Floating Rate Loans	221,161	224,188	228,870	244,577	238,477
CLO Equity	56,519	53,711	53,263	50,581	47,708
Total Investment Portfolio at Cost	$277,680	$277,899	$282,133	$295,158	$286,185

Asset Yield at Cost
First Lien Floating Rate Loans	4.90%	5.02%	4.98%	4.95%	4.83%
Second Lien Floating Rate Loans	7.79%	7.81%	7.81%	7.83%	7.87%
Total Senior Floating Rate Loans	5.27%	5.39%	5.36%	5.33%	5.28%
CLO Equity	14.69%	14.02%	13.64%	12.35%	11.57%
Total Investment Portfolio	7.19%	7.06%	6.92%	6.53%	6.33%

Quarterly Investment Activity (1)
Investment Purchases	$38,904	$36,180	$17,705	$60,500	$50,178
Investment Sales	$(19,725)	$(36,663)	$(23,139)	$(41,255)	$(27,957)
Investment Repayments (2)	$(21,363)	$(5,777)	$(9,111)	$(11,616)	$(15,634)

Loan Portfolio Statistics
Number of Obligors	127	121	117	122	108
Number of Industries	43	41	40	40	40
Largest Exposure as a % of Total Portfolio	1.3%	1.5%	1.4%	1.5%	1.6%
Percent with LIBOR Floor	100.0%	100.0%	100.0%	100.0%	99.2%
Weighted-average LIBOR Floor	1.0%	1.0%	1.0%	1.0%	1.0%

American Capital Senior Floating, Ltd.
August 3, 2015

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of June 30, 2015 (unaudited)	As of March 31, 2015 (unaudited)	As of December 31, 2014	As of September 30, 2014 (unaudited)	As of June 30, 2014 (unaudited)

CLO Portfolio Statistics
Number of Issuers	19	17	16	14	13
CLO Managers	14	13	14	12	12
Largest Exposure as a % of Total Portfolio	1.8%	1.9%	1.9%	2.0%	1.9%
Minimum % of Collateral in 1st Lien Loans	91%	91%	91%	91%	91%
Cumulative Cash Receipts as a % of Original Cost (3)	26.1%	20.9%	18.4%	15.3%	12.2%

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$140,000	$140,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$123,800	$127,800	$130,000	$135,000	$128,000
Weighted Average Interest Rate on Debt at Period-end	1.99%	2.02%	1.96%	1.95%	1.95%
Weighted Average Cost of Funding at Period-end (4)	2.40%	2.40%	2.32%	2.28%	2.33%

Equity
Net Asset Value (NAV)	$145,363	$145,126	$144,235	$148,540	$151,189
NAV Per Share	$14.54	$14.51	$14.42	$14.85	$15.12

Debt to Equity Ratio	0.85 x	0.88 x	0.90 x	0.91 x	0.85 x

Quarterly Dividends Per Share	$0.291	$0.29	$0.29	$0.28	$0.28

Economic Return (5)	8.70%	10.66%	(3.75%)	0.40%	7.56%

(1)	Activity presented for the fourth quarter of 2014 is unaudited.

(2)	Investment repayments include the entire amount of distributions received from the CLO equity investments.

(3)
Original cost included only for CLOs that have begun to make quarterly distributions to ACSF and are held at each period-end reporting date. The average holding period (in years) is 1.2 as of June 30, 2015, 1.1 as of March 31, 2015, 1.0 as of December 31, 2014, 0.8 as of September 30, 2014 and 0.6 as of June 30, 2014.

(4)	Weighted average cost of funding includes interest cost, amortization of upfront fees and unfunded commitment fees.

(5)	Economic return defined as the dividends paid in the quarter, plus the change in NAV per share for the quarter, over the starting NAV per share. Quarterly returns have been annualized.

American Capital Senior Floating, Ltd.
August 3, 2015

SHAREHOLDER CALL
ACSF invites shareholders, prospective shareholders and analysts to attend the ACSF shareholder call on August 4, 2015 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating shareholder call.

A slide presentation will accompany the shareholder call and will be available at www.ACSF.com. Select the Q2 2015 Earnings Presentation link to download and print the presentation in advance of the shareholder call.

An archived audio replay of the shareholder call combined with the slide presentation will be made available on the ACSF website after the call on August 4, 2015. In addition, there will be a phone recording available one hour after the live call on August 4, 2015 through August 18, 2015. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10068985.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior secured first lien and second lien floating rate loans to large, U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $23 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $92 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company's control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.